Exhibit 99.2

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

APPLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$33,977	$23,487
Short-term investments	4,160	3,723
Accounts receivable, less allowances for doubtful accounts of $417 and $368, respectively	12,363	13,582
Other current assets	2,001	1,585
Deferred tax assets, current	663	619

Total current assets	53,164	42,996
Restricted cash	400	400
Property and equipment, net	1,316	1,313
Intangible assets, net of accumulated amortization of $2,300 and $1,853, respectively	5,030	5,477
Goodwill	13,418	13,341
Deferred tax assets, long-term	995	1,876
Other assets	727	684

TOTAL ASSETS	$75,050	$66,087

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 2,134	$ 2,068
Accrued expenses	8,447	9,324
Accrued restructuring expenses, current portion	52	51
Current portion of debt	2,167	2,167
Deferred revenues	15,348	11,052

Total current liabilities	28,148	24,662
Accrued restructuring expenses, non-current portion	139	161
Long-term debt	2,708	3,792
Other long-term liabilities	739	122

Total liabilities	31,734	28,737

Commitments and contingencies (Note 8) Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0025 par value; 50,000,000 and 30,000,000 shares authorized, respectively; 16,006,147 and 15,657,258 shares issued and outstanding, respectively	40	39
Additional paid-in capital	66,382	63,365
Accumulated deficit	(21,796)	(24,604)
Accumulated other comprehensive loss	(1,310)	(1,450)

Total stockholders’ equity	43,316	37,350

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$75,050	$66,087

See accompanying Notes to Condensed Consolidated Financial Statements.

APPLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Software license	$ 9,424	$ 8,192	$16,529	$12,619
Professional services and maintenance	8,016	5,128	14,806	9,694

Total revenues	17,440	13,320	31,335	22,313
Cost of revenues:
Software license	120	131	226	175
Professional services and maintenance	1,734	1,149	3,244	2,165
Amortization of an acquired intangible asset	92	—	185	—

Total cost of revenues	1,946	1,280	3,655	2,340

Gross margin	15,494	12,040	27,680	19,973

Operating expenses:
Sales and marketing	7,706	5,707	14,249	10,280
Product development	2,446	1,739	4,733	3,307
General and administrative	2,081	2,205	4,454	3,929
Amortization of acquired intangible assets	100	62	262	125

Total operating expenses	12,333	9,713	23,698	17,641

Operating income	3,161	2,327	3,982	2,332
Non-operating income (expense):
Interest income	356	275	660	505
Interest expense	(131)	(40)	(275)	(52)
Other income (expense), net	208	88	358	(26)

Income before income taxes	3,594	2,650	4,725	2,759
Provision for income taxes	1,465	323	1,837	335

Net income	$ 2,129	$ 2,327	$ 2,888	$ 2,424

Net income per share, basic and diluted:
Net income per share, basic	$0.14	$0.15	$0.19	$0.16
Net income per share, diluted	$0.12	$0.14	$0.16	$0.15
Weighted average number of shares outstanding:
Basic	15,671	15,193	15,609	15,105
Diluted	18,335	16,702	18,155	16,581

See accompanying Notes to Condensed Consolidated Financial Statements.

APPLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income	$ 2,888	$ 2,424
Adjustments to reconcile net income to net cash provided by (used in) operating activities: Depreciation	349	239
Amortization	447	125
Provision for doubtful accounts	42	—
Stock-based compensation expense	1,588	1,045
Deferred income taxes	1,057	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	1,492	(172)
Increase in prepaids and other assets	(512)	(66)
(Increase) decrease in other assets	(26)	131
Increase in accounts payable	163	186
(Decrease) increase in accrued expenses	(784)	723
Decrease in accrued restructuring expenses	(25)	(23)
Increase (decrease) in other liabilities	618	(58)
Increase in deferred revenues	3,889	650

Cash provided by operating activities	11,186	5,204

Cash flows from investing activities:
Acquisition, net of cash acquired	(89)	(11,138)
Property and equipment additions	(270)	(348)
Decrease in restricted cash	—	100
Maturities of short-term investments	5,850	4,530
Purchases of short-term investments	(6,287)	(5,198)

Cash used in investing activities	(796)	(12,054)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	1,375	777
Proceeds from long-term debt, net of issuance costs	—	6,451
Principal payments on long-term debt	(1,084)	—

Cash provided by financing activities	291	7,228

Effect of exchange rate changes on cash	(191)	349

Increase in cash and cash equivalents	10,490	727
Cash and cash equivalents at beginning of period	23,487	20,740

Cash and cash equivalents at end of period	$33,977	$ 21,467

Supplemental disclosure of cash flow information
Cash paid for income taxes	$ 463	$ 266

Cash paid for interest	$ 247	$ 31

Supplemental disclosure of non-cash financing activity
In June 2006, the Company issued 330,252 shares of common stock valued at approximately $2.5 million in connection with the acquisition of Temtec International B.V. (Note 3).

See accompanying Notes to Condensed Consolidated Financial Statements.

APPLIX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. The Company

Applix, Inc. (the “Company”) is a global provider of Business Analytics software solutions focusing on Business Performance Management (“BPM”) and Business Intelligence (“BI”) applications based on Applix’s TM1 technology. TM1 applications enable continuous strategic planning, management and monitoring of performance across the financial and operational functions within the enterprise. The Company’s products represent one principal business segment.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S.”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) including instructions for Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring entries) considered necessary for a fair presentation have been included. Operating results for the three and six month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Use of Estimates

The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions in these financial statements relate to, among other items, the useful lives of property and equipment and intangible assets, domestic and foreign income tax liabilities, valuation of deferred tax assets, stock-based compensation, the allowance for doubtful accounts, impairment of goodwill and accrued liabilities.

Reclassifications

Certain prior year financial statement items have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standard No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating whether adoption of SFAS 157 will have an impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is in the process of evaluating the effect of SFAS 159 on its consolidated results of operations and financial position.

3. Acquisition

During the quarter ended June 30, 2007, the purchase price allocation for Temtec was adjusted for the release of approximately $55,000 in severance accruals after having completed all planned severance actions. The remaining fluctuation of goodwill during the six months ended June 30, 2007 was primarily due to foreign currency translation adjustments.

4. Stock-based Compensation

The Company grants stock options and issues common stock to its employees and directors and also provides employees the right to purchase stock pursuant to stockholder approved stock option and employee stock purchase plans. Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Under the provisions of SFAS 123R, the Company recognizes as compensation expense the fair value of share-based payment awards on a straight-line basis over the requisite service period of the individual award, which generally equals the vesting period. All of the Company’s share-based payment awards are accounted for as equity instruments, as there have been no liability awards granted.

Under the provisions of SFAS 123R, the Company recorded $850,000 and $1,588,000 of stock-based compensation expense in its condensed consolidated statements of income for the three and six months ended June 30, 2007, respectively, which had the effect of reducing net income by $0.05 and $0.09 per diluted share, respectively. The Company recorded $550,000 and $1,045,000 of stock-based compensation expense in its condensed consolidated statements of income for the three and six months ended June 30, 2006, respectively, which had the effect of reducing net income by $0.03 and $0.06 per diluted share, respectively. Stock-based compensation expense was included in the following expense categories (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cost of revenues	$ 26	$ 19	$ 47	$ 35
Sales and marketing	312	201	576	369
Product development	220	142	414	262
General and administrative	292	188	551	379

Total	$850	$550	$1,588	$1,045

There was no income tax benefit recognized in the Company’s condensed consolidated statements of income for the three and six months ended June 30, 2007 and 2006 for stock-based payments. Total unrecognized stock-based compensation expense related to unvested stock options, expected to be recognized over a weighted average period of 1.4 years, amounted to approximately $5,596,000 at June 30, 2007. Total unrecognized stock-based compensation expense will be adjusted for any future changes in estimated forfeitures, if any.

SFAS 123R requires the cash flows resulting from tax benefits relating to stock-based compensation to be classified as cash flows from financing activities. For the three and six months ended June 30, 2007 and 2006, there was no net tax benefit from the exercises of stock options.

Information with respect to stock option activity under the various stock plans is as shown below:

	Options Outstanding
	Number	Weighted Average Exercise Price
Options outstanding at January 1, 2007	3,997,791	$ 4.29
Options granted	549,250	$12.59
Options exercised	(175,920)	$ 3.62
Options cancelled	(45,983)	$12.71

Options outstanding at March 31, 2007	4,325,138	$ 5.28

Options granted	15,000	$16.30
Options exercised	(121,129)	$ 3.82
Options cancelled	(19,313)	$ 8.96

Options outstanding at June 30, 2007	4,199,696	$ 5.35

Options exercisable at June 30, 2007	2,406,330	$ 3.22

The weighted average remaining contractual term and the aggregate intrinsic value for options outstanding at June 30, 2007 were 4.3 years and $46.6 million, respectively. The weighted average remaining contractual term and the aggregate intrinsic value for options exercisable at June 30, 2007 were 3.3 years and $31.8 million, respectively. The intrinsic value of options exercised during the three and six months ended June 30, 2007 was approximately $1,355,000 and $2,731,000, respectively.

The Company utilizes the Black-Scholes valuation model for estimating the fair value of the stock-based compensation granted after the adoption of SFAS 123R. The weighted-average fair values of the options granted under the stock option plans and shares subject to purchase under the employee stock purchase plan were $7.87 and $2.58, respectively, for the three months ended June 30, 2007, and $4.11 and $2.11, respectively for the three months ended June 30, 2006, assuming no dividends and using the following assumptions:

	Three Months Ended June 30, 2007		Three Months Ended June 30, 2006
	Stock Option Plans	Purchase Plan	Stock Option Plans	Purchase Plan
Expected life (years)	4.6	.5	4.6	.5
Expected stock price volatility	50.9%	29.2%	56.4%	32.5%
Risk free interest rate	4.9%	5.2%	5.10%	4.60%

Expected volatility is based on the historical volatility of the Company’s common stock. The risk-free interest rate is based on the U.S. Treasury rates on the date of grant for a term equivalent to the expected life of the options. The expected life was calculated using the method outlined in SEC Staff Accounting Bulletin Topic 14.D.2, “Expected Term,” as the Company’s historical experience does not provide a reasonable basis for the expected term of the option.

Based on the Company’s historical employee turnover and stock option forfeitures rates, an annualized estimated forfeiture rate of 8.5% has been used in calculating the cost for stock options. Under the true-up provisions of SFAS 123R, additional expense will be recorded if the actual forfeiture rate is lower than estimated, and a recovery of prior expense will be recorded if the actual forfeiture is higher than estimated.

5. Earnings Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Dilutive net income per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect, if any, of potential incremental common shares, determined through the application of the treasury stock method under SFAS No. 128, “Earnings Per Share”, to the stock options and common stock equivalents outstanding during the period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands, except per share data)
Numerator:
Net income	$ 2,129	$ 2,327	$ 2,888	$ 2,424

Denominator:
Denominator for basic net income per share — Weighted average number of shares outstanding	15,671	15,193	15,609	15,105
Dilutive effect of assumed exercise of stock options and contingently returnable shares	2,664	1,509	2,546	1,476

Denominator for diluted net income per share	18,335	16,702	18,155	16,581

Basic net income per share	$0.14	$0.15	$0.19	$0.16

Diluted net income per share	$0.12	$0.14	$0.16	$0.15

Common stock equivalents (stock options) of 1,874,281 and 2,299,743 were excluded from the calculation of diluted earnings per share for the three months ended June 30, 2007 and 2006, respectively, and 1,926,436 and 2,270,261 were excluded from the calculation of diluted earnings per share for the six months ended June 30, 2007 and 2006, respectively, because these options were anti-dilutive for the respective periods. However, these options could be dilutive in the future.

6. Comprehensive Income

Components of comprehensive income (loss) include net income and certain transactions that have generally been reported in the consolidated statements of stockholders’ equity. Other comprehensive income (loss) includes gains and losses from foreign currency translation adjustments and unrealized gains and losses on short-term investments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(In thousands)		(In thousands)
Net income	$2,129	$2,327	$2,888	$2,424

Other comprehensive income (loss) items:
Foreign currency translation adjustments	46	46	140	217
Unrealized (gain) loss on short-term investments	(1)	2	—	2

Other comprehensive income	45	48	140	219

Total comprehensive income	$2,174	$2,375	$3,028	$2,643

7. Income Taxes

The provision for income taxes represents the Company’s federal and state income tax obligations as well as foreign tax provisions. The Company’s provision for income taxes was $1,465,000 and $1,837,000 for the three and six months ended June 30, 2007, respectively, and $323,000 and $335,000 for the three and six months ended June 30, 2006, respectively. During the three and six months ended June 30, 2006, the Company’s effective tax rate was affected by release of valuation allowance attributed to the realization of federal and state net operating loss carryforwards. The effective tax rate during the three and six months ended June 30, 2007 does not include any such benefits.

The Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), on January 1, 2007. The purpose of FIN 48 is to clarify and set forth consistent rules for accounting for uncertain tax positions in accordance with SFAS 109, “Accounting for Income Taxes” by requiring the application of a “more likely than not” threshold for the recognition and derecognition of tax positions. As a result of applying the provisions of FIN 48, the Company recognized an increase of approximately $80,000 in the liability for unrecognized tax benefits, which was recorded as an increase to accumulated deficit as of January 1, 2007. In addition, as a result of applying the provisions of FIN 48, the Company recorded a $1.8 million reduction to deferred tax assets, primarily federal and state research tax credits, as well as a corresponding $1.8 million reduction to the valuation allowance, as of January 1, 2007. The Company’s unrecognized tax benefits totaled approximately $2.3 million at January 1, 2007, of which $527,000 was included in other long-term liabilities and $1.8 million represented fully reserved deferred tax assets, primarily federal and state research tax credits. The Company’s unrecognized tax benefits included $88,000 of estimated interest and penalties at January 1, 2007, and also include approximately $527,000 of tax positions, the disallowance of which would affect the annual effective income tax rate.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters as a component of provision for income tax expense. During the three and six months ended June 30, 2007, potential interest and penalties associated with uncertain tax positions did not have a material impact of the Company’s financial statements.

The Company files U.S., state and foreign income returns in jurisdictions with varying statutes of limitation. The 1999 through 2006 tax years generally remain subject to examination by federal and most state tax authorities. The 2002 through 2006 tax years generally remain subject to examination by the tax authorities in the Company’s major foreign tax jurisdictions.

8. Commitments and Contingencies

Contingencies

From time to time, the Company is subject to routine litigation and proceedings in the ordinary course of business. The Company is not aware of any pending litigation to which the Company is or may become a party, that the Company believes could have a material adverse impact on its consolidated results of operations or financial condition.

9. Restructuring Expenses

In the second quarter of 2004, the Company adopted a plan of restructuring to reduce operating costs. Under this plan, the Company made the determination that it had no future use for or benefit from, certain space pertaining to its UK office lease. In June 2004, the Company entered into a sublease agreement with a subtenant for a portion of the Company’s UK office lease. In July 2004, upon exiting the space, the Company recorded a restructuring charge of approximately $604,000. The restructuring charge was primarily comprised of the difference between the Company’s contractual lease rate for the subleased space and the anticipated sublease rate to be realized over the remaining term of the original lease, discounted by a credit adjusted risk rate of 8%. The restructuring charge also consisted of other related professional services, including legal fees, broker fees and certain build-out costs, incurred in connection with the exiting of the facility. The Company expects to make payments relating to this restructuring until the lease expires in March 2010.

The following tables present the activity in the restructuring accrual for the six months ended June 30, 2007 and 2006, respectively. Restructuring charges accrued and unpaid at June 30, 2007, including current and non-current portions of $52,000 and $139,000, respectively, were as follows:

Facility Exit Costs
Balance at January 1, 2007	$212,000
Payments	(25,000)
Foreign currency translation adjustments	4,000

Balance at June 30, 2007	$191,000

Facility Exit Costs
Balance at January 1, 2006	$230,000
Payments	(23,000)
Foreign currency translation adjustments	17,000

Balance at June 30, 2006	$224,000

10. Stockholders’ Equity

On June 7, 2007, the stockholders approved an amendment to the Company’s Restated Articles of Organization, as amended, to increase the number of authorized shares of common stock from 30,000,000 shares to 50,000,000 shares.

On June 7, 2007, the stockholders approved an amendment to the Company’s 2003 Director Equity Plan to increase the number of shares of common stock authorized for issuance thereunder from 300,000 to 600,000 shares.

11. Subsequent Events

In July 2007, the Company paid the remaining principal and accrued interest obligations of approximately $4.9 million under its term loan (the “Term Loan”) with Silicon Valley Bank. In connection with the repayment of the Term Loan, the Company wrote-off approximately $34,000 of remaining capitalized debt issuance costs. There were no penalties or fees incurred by the Company for the prepayment of the Term Loan prior to its scheduled maturity date.

In August 2007, the Company received notification from the Massachusetts Department of Revenue that the audit of its Massachusetts state income tax returns for 2002 and 2003 were closed with no assessment to the Company. There are no tax years currently undergoing an audit by the Massachusetts Department of Revenue.